UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 31, 2012

GAIAM, INC.

(Exact Name of Registrant as Specified in Charter)

Colorado	000-27517	84-1113527
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

833 W. South Boulder Road, Louisville, CO 80027-2452

(Address of Principal Executive Offices; Zip Code)

Registrant’s telephone number, including area code: (303) 222-3600

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On August 1, 2012, Gaiam, Inc. (“Gaiam”) paid in full the outstanding balance owed to its prior senior lender, Wells Fargo Bank, National Association, in the amount of $14,052,888.89 (inclusive of principal and interest) and terminated the underlying Amended and Restated Credit Agreement, dated July 29, 2005, between Gaiam and Wells Fargo (as the same has been amended and modified from time to time, the “Terminated Credit Agreement”). The Terminated Credit Agreement permitted borrowings of up to $15 million based upon the collateral value of Gaiam’s accounts receivable and inventory. The Terminated Credit Agreement would have expired on November 16, 2012. Outstanding advances bore interest at the lower of the prime rate less 50 basis points or LIBO plus 275 basis points, with a minimum rate of 4.25%. Borrowings were secured by a pledge of Gaiam’s assets.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 31, 2012, each of Gaiam Americas, Inc., SPRI Products, Inc., GT Direct, Inc. and VE Newco, LLC, each of which is a direct or indirect wholly-owned subsidiary of Gaiam (collectively, together with Gaiam, the “Borrowers”) entered into a Revolving Credit and Security Agreement (the “Credit Agreement”) with PNC Bank, N.A. (“PNC”), as agent and lender. Borrowings are secured by a pledge of the Borrower’s assets.

The Credit Agreement provides for a revolving line of credit of up to $35 million, subject to borrowing base and related limitations. Subject to certain limitations, the principal amount of the revolving loan is due and payable on the earlier of July 30, 2015 or upon the termination of the Credit Agreement.

For advances that are not Eurodollar rate loans, referred to as “domestic rate loans” in the Credit Agreement, annual interest will accrue at a rate equal to 0.75% plus the higher of (i) PNC’s stated commercial lending rate in effect on such day, (ii) the Federal Funds Open Rate (as defined in the Credit Agreement; essentially the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as published by Bloomberg) in effect on such day plus 0.5%, and (iii) the sum of the Daily LIBOR Rate (as defined in the Credit Agreement; essentially the rate resulting from dividing (x) the daily London Interbank Offered Rates published in the Wall Street Journal for a one month period by (y) a number equal to 1.00 minus the Board of Governors of the Federal Reserve System’s reserve percentage with respect to eurocurrency funding) in effect on such day plus 1.0%. The Borrowers may also obtain Eurodollar rate loans under the revolving line of credit. Eurodollar rate loans will accrue annual interest at a rate equal to the sum of 2.25% plus the Eurodollar Rate (as defined in the Credit Agreement; essentially the rate resulting from dividing (x) the rates at which US dollar deposits are offered by leading banks in the London interbank deposit market as published by Bloomberg, by (y) a number equal to 1.00 minus the Board of Governors of the Federal Reserve System’s reserve percentage with respect to eurocurrency funding). Interest will be payable monthly in arrears for domestic rate loans and at the end of each interest period for Eurodollar rate loans. Upon and after the occurrence of an event of default, and during the continuation thereof, at the option of PNC or at the direction of a certain specified number of lenders, outstanding advances will bear interest at the interest rate set forth above for domestic rate loans plus 2% per year.

The Borrowers paid a fee of $175,000 to PNC in consideration for entering into the Credit Agreement and will pay PNC a fee equal to 0.5% per year on the undrawn amount of the revolving line of credit.

The Credit Agreement permits voluntary prepayments of amounts borrowed and reductions or terminations of the revolving commitments pursuant to notice requirements. The Borrowers must also prepay the advances in amounts equal to the net proceeds of certain sales of collateral and the net proceeds of certain issuances of equity interest or indebtedness. The Borrowers must pay an early termination fee equal to 2% of the maximum amount of the revolving line of credit if the Borrowers prepay all advances before July 31, 2013, and an early termination fee equal to 1% of the maximum amount of the revolving line of credit if the Borrowers prepay all advances before July 31, 2014.

The Credit Agreement subjects the Company to certain customary affirmative covenants and customary restrictive covenants, including, but not limited to, restrictions on the Company’s ability to incur additional indebtedness, create liens, make investments, pay dividends, and merge. In addition, the Credit Agreement contains customary events of default, including, without limitation, payment defaults, breaches of representations and warranties, and covenant defaults. If an event of default occurs and is continuing, amounts due under the Credit Agreement may be accelerated and the rights and remedies of the lenders under the Credit Agreement may be exercised.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAIAM, INC.

Date: August 6, 2012	By:	/s/ Stephen J. Thomas
Stephen J. Thomas
Chief Financial Officer